Putnam RetirementReady 2025 Fund
7/31/06 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	981
Class B   	5
Class C  	1

72DD2 (000s omitted)
Class M	3
Class R	*
Class Y	1,051

73A1
Class A	1.362
Class B	1.087
Class C	0.981

73A2
Class M	1.103
Class R	1.290
Class Y	1.511

74U1 (000s omitted)
Class A	845
Class B	10
Class C	1

74U2 (000s omitted)

Class M	4
Class R	2
Class Y	816

* Represents less than 1(000s omitted)

74V1
Class A	72.98
Class B	70.26
Class C	70.43

74V2
Class M	70.55
Class R	70.70
Class Y	73.28